Exhibit 99.7

CONSENT OF INDEPENDENT VALUATION FIRM

King Kee Appraisal and Advisory Limited hereby consent to (i) the references to our name, (ii) the inclusion, disclosure, and citation of information and data contained in our Fairness Opinion Report presented to the Ribbon Acquisition Corp. dated June 30, 2025 (“Fairness Opinion”), and (iii) the filing of our Fairness Opinion as Exhibit 99.6, in each case, in the Registration Statement on Form F-4 (and any amendments or supplements thereto) filed by Ribbon Acquisition Corp. with the Securities and Exchange Commission (“Registration Statement”).

We further hereby consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus constituting a part of such Registration Statement.

/s/ King Kee Appraisal and Advisory Limited
King Kee Appraisal and Advisory Limited

July 17, 2026